Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements (“pro forma financial statements”) of Consolidated Communications Holdings, Inc. (“Consolidated”) and FairPoint Communications, Inc. (“FairPoint”) have been prepared to reflect Consolidated’s acquisition of FairPoint (the “Merger”), which closed on July 3, 2017, based on the acquisition method of accounting, with Consolidated treated as the acquirer.  The pro forma financial statements utilize the historical consolidated financial statements of Consolidated and FairPoint.   The historical consolidated financial statements have been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable and, in the case of the statement of operations, that are expected to have a continuing impact.  The unaudited pro forma condensed combined statements of operations, which have been prepared for the six months ended June 30, 2017 and the year ended December 31, 2016, give effect to the Merger as if it had occurred on January 1, 2016.   The unaudited pro forma condensed combined balance sheet has been prepared as of June 30, 2017 and gives effect to the Merger as if it had occurred on that date.

The pro forma adjustments related to the Merger are based upon preliminary estimates, and are pending the completion of the valuations of the tangible and intangible assets acquired and liabilities assumed.  The determination of fair value depends on certain estimates and assumptions, all of which are preliminary and subject to change.    Actual results are expected to differ from these preliminary estimates once Consolidated has completed the valuation studies necessary to finalize the fair value estimates and has identified any necessary conforming accounting policy changes for FairPoint.   There can be no assurance that such finalization will not result in material changes.

These pro forma financial statements should be read in conjunction with Consolidated’s historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017.  Additionally, these pro forma financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of FairPoint included in its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, incorporated by reference in this filing.

The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

The pro forma financial statements do not include the realization of future cost savings or synergies or restructuring charges that are expected to result from the Merger.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30,  2017

(Amounts in thousands, except per share amounts)

	Consolidated Communications	FairPoint Communications	Pro Forma Adjustments	Note 3	Pro Forma Combined

Operating revenues	$339,885	$401,046	$—		$740,931
Operating expenses:
Operating expenses (exclusive of depreciation and amortization)	217,172	284,903	(5,916)	(a)	496,159
Other post-employment benefit and pension (benefit)/expense	(130)	6,019	—		5,889
Depreciation and amortization	82,678	108,711	(21,487)	(b)	169,902
Total operating expenses	299,720	399,633	(27,403)		671,950
Operating income	40,165	1,413	27,403		68,981
Other income (expense):
Interest expense, net of interest income	(63,589)	(41,456)	45,563	(c)	(59,482)
Investment income	13,474	—	—		13,474
Other, net	46	319	—		365
Income (loss) before income taxes	(9,904)	(39,724)	72,966		23,338
Income tax expense (benefit)	(3,573)	(254)	13,551	(d)	9,724
Net income (loss)	(6,331)	(39,470)	59,415		13,614
Less: net income attributable to noncontrolling interest	82	—	—		82
Net income (loss) attributable to common stockholders	$(6,413)	$(39,470)	$59,415		$13,532

Net income (loss) per common share attributable
to common shareholders:
Net income (loss) per common share - basic	$(0.13)	$(1.46)	n/a		$0.19

Net income (loss) per common share - diluted	$(0.13)	$(1.46)	n/a		$0.19

Shares of common stock used to calculate earnings per share:
Basic	50,411	26,980	(6,908)	(e)	70,483
Diluted	50,411	26,980	(6,908)	(e)	70,483

See accompanying notes to the unaudited pro forma condensed combined financial statements.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

(Amounts in thousands, except per share amounts)

	Consolidated Communications	FairPoint Communications	Pro Forma Adjustments	Note 3	Pro Forma Combined

Operating revenues	$743,177	$824,443	$—		$1,567,620
Operating expenses:
Operating expenses (exclusive of depreciation and amortization)	478,622	586,555	(5,258)	(a)	1,059,919
Loss on impairment	610	—	—		610
Other post-employment benefit and pension (benefit)/expense	2,495	(213,760)	—		(211,265)
Depreciation and amortization	174,010	222,303	(44,907)	(b)	351,406
Total operating expenses	655,737	595,098	(50,165)		1,200,670
Operating income	87,440	229,345	50,165		366,950
Other income (expense):
Interest expense, net of interest income	(76,826)	(82,697)	42,238	(c)	(117,285)
Loss on extinguishment of debt	(6,559)	—	—		(6,559)
Investment income	32,972	—	—		32,972
Other, net	1,131	296	—		1,427
Income before income taxes	38,158	146,944	92,403		277,505
Income tax expense	22,962	42,849	52,890	(d)	118,701
Net income	15,196	104,095	39,513		158,804
Less: net income attributable to noncontrolling interest	265	—	—		265
Net income attributable to common stockholders	$14,931	$104,095	$39,513		$158,539

Net income per common share attributable
to common shareholders:
Net income per common share - basic	$0.29	$3.88	n/a		$2.25

Net income per common share - diluted	$0.29	$3.84	n/a		$2.25

Shares of common stock used to calculate earnings per share:
Basic	50,301	26,854	(6,782)	(e)	70,373
Diluted	50,301	27,119	(7,047)	(e)	70,373

See accompanying notes to the unaudited pro forma condensed combined financial statements.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2017

(Amounts in thousands)

	Consolidated Communications	FairPoint Communications	Pro Forma Adjustments	Note 4	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$15,859	$56,980	$(68,788)	(b)	$4,051
Accounts receivable, net	50,338	60,746	2,205	(c)	113,289
Income tax receivable	26,056	—	—		26,056
Prepaid expenses and other current assets	25,853	26,187	(1,856)	(a)	48,024
			(2,160)	(c)
Assets held for sale			20,817	(f)	20,817
Total current assets	118,106	143,913	(49,782)		212,237

Property, plant and equipment, net	1,042,771	966,850	1,856	(a)	2,110,687
			99,210	(c)
Investments	106,504	—	—		106,504
Goodwill	756,877	—	331,627	(c)	1,088,504
Other intangible assets, net	27,211	70,367	189,983	(c)	287,561
Other assets	9,600	2,920	176	(c)	5,747
			(6,949)	(d)
	$2,061,069	$1,184,050	$566,121		$3,811,240

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,107	$31,038	$(78)	(c)	$41,067
Advance billings and customer deposits	25,040	—	19,665	(a)	44,705
Dividends payable	19,653	—	—		19,653
Accrued compensation	15,020	18,929	—		33,949
Accrued interest	26,415	9,975	2,690	(c)	8,395
			(30,685)	(b)
Accrued expense	50,634	47,633	(19,665)	(a)	58,228
			(6,349)	(c)
			(14,025)	(b)
Current portion of long-term debt and capital lease obligations	17,830	7,525	2,950	(e)	28,305
Liabilities held for sale			1,017	(f)	1,017
Total current liabilities	164,699	115,100	(44,480)		235,319

Long-term debt and capital lease obligations	1,376,248	898,652	25,683	(e)	2,300,583
Deferred income taxes	241,363	26,436	113,355	(c), (g)	381,154
Pension and other post-retirement benefits	126,283	216,011	6,152	(c)	348,446
Other liabilities and deferred revenues	19,297	15,340	(2,180)	(c)	32,457

Total stockholders' equity (deficit)	133,179	(87,489)	(50,844)	(h)	513,281
			518,435	(h)
	$2,061,069	$1,184,050	$566,121		$3,811,240

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Amounts in thousands, except per share amounts)

1.	Description of the Transaction and Basis of Presentation

On July 3, 2017, Consolidated Communications Holdings, Inc. (“Consolidated”) completed the acquisition of FairPoint Communications, Inc., a Delaware corporation (“FairPoint”). Pursuant to the Agreement and Plan of Merger dated December 3, 2016 and as amended by the First Amendment to Agreement and Plan of Merger entered into as of January 20, 2017 (“the Merger Agreement”), Falcon Merger Sub Inc., a newly formed Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Consolidated, merged with and into FairPoint, with FairPoint as the surviving entity (the “Merger”).  As a result of the Merger, the separate corporate existence of Merger Sub ceased, and FairPoint will continue as the surviving corporation and a wholly-owned subsidiary of Consolidated.

At the effective time of the Merger, each share of common stock, par value of $0.01 per share, of FairPoint issued and outstanding immediately prior to the effective time of the Merger converted into the right to receive 0.7300 shares of common stock, par value $0.01 per share, of Consolidated and cash in lieu of fractional shares, as set forth in the Merger Agreement.

Consolidated will account for its acquisition of FairPoint using the acquisition method of accounting, with Consolidated treated as the acquirer.  The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2017 and the year ended December 31, 2016 give effect to the Merger as if it had occurred on January 1, 2016.  The unaudited pro forma condensed combined balance sheet has been prepared as of June 30, 2017 and gives effect to the Merger as if it had occurred on that date.

The pro forma adjustments reflect preliminary estimates of the fair value of the assets acquired and the liabilities assumed, which are expected to change upon finalization of appraisals and other valuation studies.  The final adjustments could be materially different from the pro forma adjustments presented herein.  Certain reclassifications have been made to the historical financial statements of FairPoint and Consolidated to conform to the financial statement presentation of the combined company.  Such reclassifications had no effect on FairPoint’s or Consolidated’s previously reported financial results.  Consolidated’s review of the accounting policies and financial statement presentation of the two companies is preliminary and subject to adjustment.  The final results of the complete review may result in identifying differences that, when conformed, could have a material effect on the combined financial statements.

The unaudited pro forma condensed combined statements of operations include certain accounting adjustments related to the Merger that are expected to have a continuing impact on the combined results, including adjustments for depreciation and amortization on the acquired tangible and intangible assets, interest expense on the debt incurred to complete the Merger, amortization of deferred financing fees incurred in connection with the new borrowings and the tax impact of these pro forma adjustments.

The unaudited pro forma condensed combined statements of operations do not reflect certain adjustments that are expected to result from the Merger that may be significant, such as costs that may be incurred by Consolidated for integration and restructuring efforts, as well as payments under certain change in control agreements or other contingent payments to certain FairPoint employees, because they are considered to be of a non-recurring nature.

Upon completion of the Merger or shortly thereafter, various triggering events will have occurred which will result in the payment of various change in control payments and other contingent payments to certain FairPoint employees.  The estimated cash payments under these agreements will be approximately $9,400 of which $7,800 was paid at close.  These payments have been included as a pro forma adjustment in the unaudited pro forma condensed combined balance sheet as of June 30, 2017.  No adjustment has been included in the unaudited pro forma condensed combined statements of operations for these payments since they are considered to be non-recurring.

The summary pro forma financial information does not include the realization of future cost savings or synergies or restructuring charges that are expected to result from the Merger.  The transaction is expected to generate annual operating synergies of approximately $55,000, which are expected to be achieved on a run-rate basis by the end of the second year after close.    However, no assurance can be given with respect to the ultimate amount of such synergies or costs or the timing of their realization. Consolidated also expects to incur merger and integration costs over the first two years following the close.

2.	Preliminary Purchase Consideration and Related Allocation

The following is the calculation of the preliminary purchase price for the acquisition of FairPoint:

Number of shares of FairPoint common stock and equity
awards outstanding at the effective time of the Merger (a)	27,496
Exchange ratio	0.7300
Number of shares of Consolidated common stock to be
issued to holders of FairPoint common stock	20,072
Consolidated closing common stock price on June 30, 2017	$21.47
Stock value issued to FairPoint shareholders	$430,946
Cash consideration for fractional shares	1
Repayment of FairPoint debt	912,800
Estimated purchase price	$1,343,747

(a)

In connection with the Merger, each outstanding warrant to purchase shares of FairPoint common stock converted into a warrant to acquire shares of Consolidated common stock, upon exercise, on the same terms and condition that were applicable to such FairPoint warrant, except that the number of shares of Consolidated common stock for which such warrant may be exercisable and the exercise price of the warrant will be adjusted to reflect the exchange ratio.  Accordingly, at the effective time of the merger, there are approximately 2,615,153 Consolidated warrants outstanding, each eligible to purchase one share of Consolidated common stock at an exercise price of $66.86 per share.  These warrants are not considered part of the purchase price consideration as their estimated fair value is zero.

The estimated fair value of the tangible and intangible assets acquired and liabilities assumed on a preliminary basis are as follows:

Current assets	$143,958
Assets held for sale	20,817
Property, plant and equipment	1,066,060
Intangible assets	260,350
Other assets	3,096
Total assets acquired	1,494,281

Current liabilities	104,963
Liabilities held for sale	1,017
Pension and other post-retirement benefit obligations	222,163
Deferred income taxes	139,791
Other liabilities	14,227
Total liabilities assumed	482,161
Preliminary fair value of net assets acquired	1,012,120
Goodwill	331,627
Total estimated consideration	$1,343,747

For purposes of preparing the pro forma financial statements, the estimated fair value of the assets acquired and the liabilities assumed are based on their preliminary estimated fair value as of June 30, 2017.   Accordingly, the preliminary estimated fair values of the purchase price and the assets and liabilities recorded are subject to change pending additional information that may be developed by Consolidated and FairPoint and the completion of detailed valuation studies.   Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Goodwill reflects the preliminary estimate of the excess of the purchase price paid over the fair value of the identifiable assets acquired and liabilities assumed, and will not be amortized but will be assessed at least annually for impairment. Goodwill is not expected to be deductible for income tax purposes.

Based on the preliminary valuation analysis, the identifiable intangible assets acquired consisted of the following:

	Preliminary
	Estimated	Preliminary
	Useful Life	Fair Value
Customer relationships	7 - 11 years	$257,400
Trade names	6 months	1,100
Non-Compete agreements	1 year	1,850
		$260,350

The fair value estimate of the identifiable intangible assets is determined primarily using the income approach, which requires a forecast of all the expected future cash flows. Since all of the information required to perform a detailed valuation analysis of FairPoint’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the assumptions used are based on available information provided by FairPoint as well as industry data to develop the estimated fair value of the identifiable intangible assets. The assumptions include a straight line amortization method of the intangibles as part of the preliminary valuation. Upon completion of the final valuation, the fair values and useful lives assigned to the identifiable intangible assets could change and any change in fair value will result in a corresponding change to the estimated goodwill used in these unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would result in an increase or decrease in annual amortization expense of approximately $3,702.

The preliminary valuation of property, plant and equipment was valued using the cost approach, which estimates value by determining the current cost of replacing an asset with another of equivalent economic utility. Estimated useful lives of acquired property, plant and equipment were 12 to 18 years for buildings and 4 to 8 years for personal property. The fair value and useful life calculations are preliminary and subject to change pending the completion of the review of the specific types, nature, age, condition and location of FairPoint’s property, plant and equipment.

3.	Pro Forma Adjustments – Statements of Operations

The following pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2017 and the year ended December 31, 2016 give effect to the Merger as if it had occurred on January 1, 2016:

(a)	Transaction Costs

The pro forma adjustment reflects the removal of transaction costs that were incurred by Consolidated and FairPoint directly related to the Merger.  These costs have been excluded from the unaudited pro forma condensed combined statements of operations since they are considered to be of a non-recurring nature.

(b)	Depreciation and Amortization

The pro forma adjustments to depreciation and amortization reflect the removal of the historical basis of depreciation and amortization for the FairPoint assets and the recognition of the new depreciation and amortization expense for property and equipment and finite-lived intangible assets acquired in the Merger, based on their estimated fair value.   The following table summarizes the pro forma adjustments to depreciation and amortization:

	Year Ended	Six Months Ended
	December 31, 2016	June 30, 2017
Remove historical depreciation and amortization	$(222,303)	$(108,711)
Record new depreciation and amortization	177,396	87,224
	$(44,907)	$(21,487)

(c)	Interest Expense

The pro forma adjustments to interest expense, as summarized in the following table, reflect the removal of historical interest expense of FairPoint and the additional interest expense resulting from the new borrowings to finance the Merger, as described below.  The pro forma adjustments are based on the amounts borrowed and the interest rates in effect at the closing of the Merger.

	Year Ended	Six Months Ended
	December 31, 2016	June 30, 2017
Removal of historical interest expense for:
FairPoint interest expense including amortization of deferred financing costs	$81,981	$41,233
Consolidated ticking fees for committed financing	—	17,705
Consolidated amortization of commitment fees	1,169	7,012
Recording of new interest expense for:
Issuance of Incremental Term Loan	(39,551)	(19,775)
Borrowings from revolving credit facility	(224)	(112)
Amortization of discount and deferred financing costs on Incremental Term Loan	(1,137)	(500)
Net adjustment to interest expense	$42,238	$45,563

To secure committed financing in connection with the Merger, on December 21, 2016, Consolidated entered into an amendment to its Third Amended and Restated Credit Agreement, dated as of October 5, 2016 (the “Credit Agreement”) in which a syndicate of lenders agreed to provide an incremental term loan in an aggregate principal amount of up to $935.0 million under the Credit Agreement (the “Incremental Term Loan”), subject to the satisfaction of certain conditions.  The proceeds of the Incremental Term Loan were used, in part, to repay and redeem certain existing indebtedness of FairPoint and to pay certain fees and expenses in connection with the Merger and the related financing.  The terms, conditions and covenants of the Incremental Term Loan are materially consistent with those in the existing Credit Agreement.  The Incremental Term Loan included an original issue discount of 0.50% and has an interest rate of 3.00% plus LIBOR based on the one-month adjusted rate subject to a 1.00% LIBOR floor.  Ticking fees began accruing on the Incremental Term Loan commitments on January 15, 2017.  In connection with entering into the committed financing, commitment fees of $14.0 million were capitalized in December 2016 and were amortized to interest expense over the term of the commitment period of one year or fully amortized on the date of  debt issuance if less than one year.

The pro forma adjustments reflect the elimination of historical interest expense of FairPoint related to the settlement of its debt through the issuance of the Incremental Term Loan as if such events had occurred on January 1, 2016.  Pro forma interest expense excludes ticking fees and the amortization of commitment fees incurred by Consolidated prior to the acquisition date in connection with the committed financing.  For all periods presented, pro forma interest expense includes the amortization of the discount of $4,675 and financing costs of $2,707 related to the issuance of the Incremental Term Loan based on a term of 6.25 years.  Consolidated also used $5,000 in borrowings from its $110,000 secured revolving credit facility to fund transaction costs related to the Merger, which is assumed as outstanding during the pro forma periods presented.

The Incremental Term Loan and revolving credit facility have an assumed interest rate of 4.23% and 4.48%, respectively, at December 31, 2016 and June 30, 2017.  An increase or decrease of 0.125% in the variable interest rate on the Incremental Term Loan facility would result in estimated changes of $1,169 and $584 to pro forma interest expense for the year ended December 31, 2016 and the six months ended June 30, 2017, respectively.

(d)	Income Tax Expense

The pro forma adjustment for income taxes was calculated by applying an estimated blended effective tax rate of 40% to the combination of FairPoint’s historical pre-tax income and the pro forma adjustments related to the Merger.

(e)	Earnings Per Share

The pro forma adjustment reflects the change in outstanding shares to calculate basic and dilutive earnings per share based on the Merger:

	Year Ended	Six Months Ended
	December 31, 2016	June 30, 2017
Shares Used in Basic Earnings Per Share
Cancellation of FairPoint shares	(26,854)	(26,980)
Issuance of Consolidated shares	20,072	20,072
	(6,782)	(6,908)

Shares Used in Diluted Earnings Per Share
Cancellation of FairPoint shares	(27,119)	(26,980)
Issuance of Consolidated shares	20,072	20,072
	(7,047)	(6,908)

4.	Pro Forma Adjustments – Balance Sheet

The following are the pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2017 and give effect to the Merger as if it had occurred on that date:

(a)	Reclassifications

Certain amounts included in FairPoint’s historical condensed consolidated balance sheet have been reclassified to conform to the presentation of Consolidated’s financial statements.  The pro forma adjustments reflect the reclassification of materials and supplies from prepaid expenses and other current assets to property, plant and equipment and advance billings and customer deposits from accrued expense.

(b)	Cash and Cash Equivalents

Pro forma adjustments to cash are the result of proceeds from the issuance of debt, cash used to fund the acquisition of FairPoint, estimated transaction costs and costs associated with entering into the Incremental Term Loan.  Following is a preliminary estimate of net cash used for the Merger:

Incremental borrowings	$930,325
Borrowings on revolving credit facility	5,000
Retirement of FairPoint debt	(912,800)
Accrued interest on FairPoint debt	(12,656)
Accrued ticking fees	(18,029)
Deferred financing costs	(1,602)
Financing commitment fees	(14,025)
Estimated transaction costs including change-in-control payments	(45,000)
Cash portion of purchase price	(1)
Net change in cash	$(68,788)

At June 30, 2017, accrued interest and ticking fees of $30,685 and commitment fees of $14,025 were incurred but unpaid and were included in historical Consolidated and FairPoint accrued interest and accrued expense in the unaudited pro forma condensed combined balance sheet.

(c)	Fair Value Estimates

The pro forma adjustments reflect the preliminary estimated fair values for the net assets to be acquired.  These estimates are preliminary and are subject to change upon completion of the valuation process.

Increase in account receivable	$2,205
Decrease in prepaid expense and other current assets	(2,160)
Increase in property, plant and equipment	99,210
Increase in intangible assets	189,983
Increase in goodwill	331,627
Increase in other assets	176
Decrease in accounts payable	(78)
Increase in interest payable	2,690
Decrease in accrued expense	(6,349)
Increase in pension and other post-retirement benefits	6,152
Increase in deferred income taxes	113,355
Decrease in other long-term liabilities	(2,180)

(d)	Other Assets

The pro forma adjustment to other assets reflects the recognition of the unamortized balance of accrued commitment fees of $5,844 at June 30, 2017 and the reclassification of deferred financing costs of $1,105 paid as of June 30, 2017.  Deferred financing costs associated with the Incremental Term Loan were presented in other assets in the historical unaudited pro forma condensed combined balance sheet prior to the issuance of the Incremental Term Loan on the date of the Merger.

(e)	Debt

The pro forma adjustments to reflect the payment and incurrence of debt are as follows:

Non-current portion:
Issuance of Incremental Term Loan, net of discount of $4,675	$920,975
Borrowings on revolving credit facility	5,000
Repayment of existing FairPoint debt	(906,400)
Removal of discount on FairPoint debt	6,111
Removal of FairPoint deferred financing costs	2,704
New deferred financing costs associated with the Incremental Term Loan	(2,707)
Adjustment to non-current portion of long-term debt	$25,683

Current portion:
Issuance of Incremental Term Loan	$9,350
Repayment of existing FairPoint credit facility	(6,400)
$2,950

(f)	Assets Held for Sale

In August 2017,  Consolidated committed to a formal plan to sell certain assets of FairPoint.   Accordingly, the net assets have been classified as held for sale in the unaudited pro forma condensed combined balance sheet.  The expected sale of these assets have not been reported as discontinued operations in the unaudited pro forma condensed combined statements of operations as the annual revenues of these operations is less than 1% of the combined pro forma operating revenues.    In connection with the classification as assets held for sale, the carrying value of these assets was increased to its estimated fair value of approximately $19,800, which was determined based on the estimated selling price less costs to sell.

The classes of assets and liabilities to be sold and classified as held for sale in the unaudited pro forma condensed combined balance sheet consisted of the following:

Currents assets	$219
Property, plant and equipment	4,369
Goodwill	16,229
Total assets	$20,817

Current liabilities	$715
Deferred taxes	302
Total liabilities	$1,017

(g)	Deferred Income Taxes

The pro forma adjustment to deferred income tax liabilities reflects the change in fair value of the net assets to be acquired and liabilities assumed based on an estimated tax rate of approximately 40%. The estimate of deferred income tax assets and liabilities is preliminary including our assessment of FairPoint’s net operating loss tax carryforwards and associated valuation allowances and is subject to change based upon the final assessments and determination of the fair value of the acquired assets and liabilities assumed by jurisdiction and the realizability of the Company’s deferred tax assets.

(h)	Stockholders’ Equity

The pro forma stockholders’ equity reflects the following adjustments:

Expected transaction costs and change-in-control payments	$(45,000)
Amortization of financing commitment fees	(5,844)
$(50,844)

Equity issued to FairPoint shareholders	$430,946
Elimination of historical FairPoint shareholders’ equity	87,489
$518,435

Transaction costs expected to be incurred in connection with the Merger have not been assessed for deductibility for income tax purposes and accordingly are assumed to be nondeductible for pro forma purposes.